FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-5300

KEYW Welcomes Pierre Chao to its Board of Directors

Hanover, MD, October 28, 2010 (GlobeNewswire) – KEYW Corporation (NASDAQ:  KEYW) is pleased to announce the addition of Pierre Chao to its Board of Directors.  Mr. Chao is a Managing Partner and co-founder of Renaissance Strategic Advisors, a Washington, DC-based strategy consulting and Merger and Acquisitions due diligence firm.  He brings over 20 years of management consulting, investment banking and policy expertise in the aerospace/defense industry.

Mr. Chao is also a Senior Associate at the Center for Strategic and International Studies, a Washington, D.C. -based, non-partisan defense and foreign policy think tank.  His career includes ten years (1994-2003) on Wall Street as a top ranked aerospace/defense analyst at several premier investment banking firms.  In addition, he is a guest lecturer at the National Defense University and the Defense Acquisition University.

“We are very pleased to have Pierre join the KEYW Board of Directors,” commented Leonard Moodispaw, CEO and President of KEYW.  “His experience and knowledge of the defense and intelligence marketplace and challenges will add to an already distinguished Board of Directors that will help advise us as we execute on our growth strategy.”

The KEYW Board of Directors now consists of eight directors, a significant majority of whom, including Mr. Chao, are independent directors under NASDAQ Marketplace Rules.

About KEYW:  KEYW provides agile cyber superiority and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investor@keywcorp.com, or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our prospectus, dated September 30, 2010 and filed with the Securities and Exchange Commission (SEC) on October 1, 2010 pursuant to Rule 424(b)(4) under the Securities Act of 1933, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made in this press release represent our views solely as of October 28, 2010, and we specifically disclaim any intent or obligation to update such statements subsequent to October 28, 2010.

# # # #